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                     TOLL BROTHERS, INC. & SUBSIDIARIES           EXHIBIT 11

                STATEMENT:  COMPUTATION OF EARNINGS PER SHARE
                   (In thousands except per share amounts)


Year ended October 31,               1994        1993       1992

Net income per income statement     $36,177    $28,058    $16,538

Addback:  Interest on convertible
  debentures, net of income taxes     1,285

Net income (Fully-diluted)          $37,462    $28,058    $16,538

Earnings per share:
       Primary                      $  1.08    $   .84    $   .50
       Fully-diluted                $  1.05    $   .84    $   .50

PRIMARY SHARES:

Weighted average shares
  outstanding                        33,398     33,231     33,021

Common stock equivalents -
  stock options                         228        236        213

     TOTAL                           33,626     33,467     33,234

FULLY DILUTED SHARES:

Weighted average shares
  outstanding                        33,398     33,231     33,021

Common stock equivalents -
  stock options                         256        352        216

Shares issuable on conversion
  of subordinated notes               2,010

     TOTAL                           35,664     33,583     33,237
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